Share Purchase Agreement

This Share Purchase Agreement (the “Agreement”) is entered into this 11th Of July, 2018, by and between International Leaders Capital Corporation (hereinafter referred to as “Seller”), and ILC Holdings, LLC, a Nevada Limited Liability Company (hereinafter referred to as “Purchaser”).

RECITALS

WHEREAS, Seller is a Nevada corporation, who currently is a public traded corporation listed at OTCQB under the symbol ILCC.

WHEREAS, Purchaser is desirous of purchasing ILCC’s 144 restricted Shares from Seller; the seller’s Board of Directors approved and authorized to sell 50,000,000 (fifty million) shares of 144 restricted stock to ILC Holdings, LLC, a Nevada LLC or its designees, at 9811 W. Charleston Blvd., Suite 2-518 Las Vegas, NV 89117 The selling price per share is at par value $0.001 for a total investment of $50,000.00 (fifty thousand dollars).

WHEREAS, as of the date of execution of this Agreement, the Shares represent approximately 28% of the voting control of International Leaders Capital Corporation.

NOW, THEREFORE, the parties hereby agree as follows:

1 Purchase of Shares. Subject to the terms and conditions set forth herein, Purchaser will purchase fifty million 144 restricted shares of International Leaders Capital Corporation (the “Shares”) from Seller. This Agreement is predicated upon Seller’s ability to transfer the Shares to Purchaser, and the inability of Seller to transfer the Shares to Purchaser shall, at the option of Purchaser, render Purchaser’s obligation to purchase hereunder null and void and all moneys paid to the escrow account as described below and pursuant to the terms of this Agreement shall be returned to Purchaser.

2 Purchase Price. Purchaser shall pay to Seller the sum of FIFTY THOUSAND DOLLARS ($50,000.00 U.S.D.) for the Shares (hereinafter referred to as the “Purchase Price”).

3. Closing Procedures. Upon the execution of this Agreement, the sum of FIFTY THOUSAND DOLLARS ($50,000.00) shall be paid to the Seller. Within seven (7) business days of the receipt of the FIFTY THOUSAND DOLLARS ($50,000.00) by the Seller, Seller shall deliver to Purchaser fifty million 144 restricted share of certificate or certificates in the name of Purchaser or its designees.

4. Company Expenses. Upon the execution of this Agreement, Purchaser agrees to be solely responsible for the payment of all expenses of International Leaders Capital Corporation, including but not limited to accounting fees, legal fees, consulting fees, and all other expenses necessary for the operation of International Leaders Capital Corporation as a fully-reporting public company

5. Restricted Securities. The Seller and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act. As such, Purchaser acknowledges that any resale of the shares purchased pursuant to this Agreement are restricted securities, and may be resold only via compliance with Rule 144 as promulgated by the Commission under the Securities Act.

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6. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by Purchaser and Seller.

7. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

8. Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

9. Attorneys’ Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

10. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day that is not a Saturday, Sunday or legal holiday.

11. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA. THE PARTIES AGREE THAT ANY LITIGATION RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN THE STATE OF NEVADA.

12. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of this Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

13. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

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14. Confidentiality. The parties shall keep this Agreement and its terms confidential, but any party may make such disclosures as it reasonably considers are required by law or necessary to obtain financing. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of other parties, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to, financial records, surveys, reports, plans, proposals, financial information, and information relating to personnel contracts, stock ownership, liabilities and litigation.

15. Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys’ fees), except as set forth in the Escrow Agreement.

16. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effecting during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17. Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Agreement, facsimile signatures shall be treated as originals until such time that applicable pages bearing non-facsimile signatures are obtained from the relevant party or parties.

18. Indemnification. The parties hereby agree to indemnify and hold the other party, and each of them, or its assigns, their partners, employees, agents, representatives, assigns, and controlling persons (and other officers, directors, employees, agents, representatives, assigns and controlling persons of each of them) from any and all losses, claims, damages, liabilities, costs, and expenses (and all other actions, suits, proceedings, or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding, or claim, whether or not in connection with any action, suit, proceeding or claim for which they are a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of this agreement so long as each party has not committed intentional or willful misconduct, or shall not have acted grossly negligent, in connection with the services which form the basis of the claim for indemnification. The parties further agree that neither party shall incur any liability on a count of this agreement or any acts or omissions arising out of or relating to this agreement except for such parties intentional or willful misconduct. This paragraph shall survive the expiration or termination of this agreement.

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IN WITNESS WHEREOF, the parties hereto have set their hands this 11th day of July, 2018.

ILC Holdings, LLC, a Nevada Limited Liability Company (Purchaser)	International Leaders Capital Corporation (Seller)
/s/ Cihan Huang	/s/ Cihan Huang
Cihan Huang Manager	Cihan Huang CEO/ Director
/s/ Chang Wang
Chang Wang Director

/s/ Yin Fook To
Yin Fook To Director

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